Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ViroPharma Incorporated:

We consent to the incorporation by reference in the registration statements (No. 333-34129, No. 333-38248, No. 333-60951, No. 333-38256 and No. 333-109600) on Form S-8 and the registration statements (No. 333-37960, No. 333-64482, No. 333-99533 and 333-122315) on Form S-3 of ViroPharma Incorporated of our report dated March 11, 2005, with respect to the consolidated balance sheets of ViroPharma Incorporated and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004. Annual Report on Form 10-K of ViroPharma Incorporated.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 11, 2005